Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2015 RESULTS;
PROVIDES 2016 EARNINGS PER SHARE FORECAST

2015 Full-Year

•	Reported diluted earnings per share of $4.42, down by $0.34 or 7.1% versus $4.76 in 2014

•	Excluding unfavorable currency of $1.20, reported diluted earnings per share up by $0.86 or 18.1% versus $4.76 in 2014 as detailed in the attached Schedule 17

•	Adjusted diluted earnings per share of $4.42, down by $0.60 or 12.0% versus $5.02 in 2014

•	Excluding unfavorable currency of $1.20, adjusted diluted earnings per share up by $0.60 or 12.0% versus $5.02 in 2014 as detailed in the attached Schedule 16

•	Cigarette shipment volume of 847.3 billion units, down by 1.0% excluding acquisitions

•	Reported net revenues, excluding excise taxes, of $26.8 billion, down by 10.0%

•	Excluding unfavorable currency of $4.7 billion and the impact of acquisitions, reported net revenues, excluding excise taxes, up by 5.8% as detailed in the attached Schedule 14

•	Reported operating companies income of $11.0 billion, down by 9.1%

•	Excluding unfavorable currency of $2.4 billion and the impact of acquisitions, reported operating companies income up by 10.8% as detailed in the attached Schedule 14

•	Adjusted operating companies income, reflecting the items detailed in the attached Schedule 15, of $11.0 billion, down by 12.4%

•	Excluding unfavorable currency and the impact of acquisitions, adjusted operating companies income up by 6.6% as detailed in the attached Schedule 15

•	Reported operating income of $10.6 billion, down by 9.2%

•	Increased the regular quarterly dividend by 2.0% to an annualized rate of $4.08 per common share

2015 Fourth-Quarter

•	Reported diluted earnings per share of $0.80, down by $0.23 or 22.3% versus $1.03 in 2014

•	Excluding unfavorable currency of $0.18, reported diluted earnings per share down by $0.05 or 4.9% versus $1.03 in 2014 as detailed in the attached Schedule 13

•	Adjusted diluted earnings per share of $0.81, down by $0.22 or 21.4% versus $1.03 in 2014

•	Excluding unfavorable currency of $0.18, adjusted diluted earnings per share down by $0.04 or 3.9% versus $1.03 in 2014 as detailed in the attached Schedule 12

•	Cigarette shipment volume of 209.8 billion units, down by 2.4% excluding acquisitions

•	Reported net revenues, excluding excise taxes, of $6.4 billion, down by 11.2%

•	Excluding unfavorable currency of $1.1 billion and the impact of acquisitions, reported net revenues, excluding excise taxes, up by 4.0% as detailed in the attached Schedule 10

•	Reported operating companies income of $2.0 billion, down by 23.6%

•	Excluding unfavorable currency of $393 million and the impact of acquisitions, reported operating companies income down by 8.7% as detailed in the attached Schedule 10

•	Adjusted operating companies income, reflecting the items detailed in the attached Schedule 11, of $2.1 billion, down by 22.0%

•	Excluding unfavorable currency and the impact of acquisitions, adjusted operating companies income down by 7.2% as detailed in the attached Schedule 11

•	Reported operating income of $1.9 billion, down by 24.9%

2016

•
Forecasts 2016 full-year reported diluted earnings per share to be in a range of $4.25 to $4.35, at prevailing exchange rates, versus $4.42 in 2015. Excluding an unfavorable currency impact, at prevailing exchange rates, of approximately $0.60 for the full-year 2016, the reported diluted earnings per share range represents a projected increase of approximately 10% to 12% versus adjusted diluted earnings per share of $4.42 in 2015 as detailed in the attached Schedule 16

•	This forecast does not include any share repurchases in 2016. The company will revisit the potential for repurchases as the year unfolds, depending on the currency environment

•	Estimates 2016 international cigarette volume, excluding the People's Republic of China and the U.S., to decline by approximately 2.0%-2.5%, in line with the estimated decline of 2.4% in 2015

•
This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates, and any unusual events. Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections

NEW YORK, February 4, 2016 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced its 2015 full-year and fourth-quarter results.

“PMI had an excellent year in 2015. Against a backdrop of improving industry volume trends in many key geographies, our cigarette brand portfolio performed superbly, driven by solid market share gains – underpinned by the successful roll-out of the Marlboro 2.0 Architecture – our enhanced commercial approach, and investments made in both 2014 and 2015 to support our business. Furthermore, our underlying financial results, underpinned by robust pricing, and our strong free cash flow, were equally impressive," said André Calantzopoulos, Chief Executive Officer.

“We continued to make exciting progress on the development, assessment and commercialization of our Reduced-Risk Products. We significantly expanded the roll-out of iQOS in Japan and introduced it into several new markets. We are well positioned to accelerate deployment in additional geographies this year."

"We enter 2016 with enhanced business fundamentals and ongoing strategic initiatives that will strengthen them further. While currency headwinds endure, we fully expect to continue to grow our business and generously reward our shareholders.”

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Conference Call
A conference call, hosted by André Calantzopoulos, Chief Executive Officer, and Jacek Olczak, Chief Financial Officer, with members of the investor community and news media, will be webcast at 9:00 a.m., Eastern Time, on February 4, 2016. Access is at www.pmi.com/webcasts. The audio webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp.

Dividends and Share Repurchase Program
During 2015, PMI increased its regular quarterly dividend by 2.0% from $1.00 to $1.02, representing an annualized rate of $4.08 per common share. Since its spin-off in March 2008, PMI has increased its regular quarterly dividend by 121.7% from the initial annualized rate of $1.84 per common share, representing a compound annual growth rate of 12.0%. PMI did not make any share repurchases in 2015.

Sampoerna Rights Issue
On October 9, 2015, PT HM Sampoerna Tbk. (Sampoerna) (IDX: HMSP), an affiliate of Philip Morris International Inc. (PMI) in Indonesia, announced the approval by shareholders of Sampoerna’s plan for a Rights Issue at an Exercise Price of IDR 77,000 per share. The purpose of the Rights Issue was to comply with the Indonesian Stock Exchange’s requirement for all publicly listed companies to have at least 7.5% of their paid-up capital publicly owned by no later than January 30, 2016.  The total net proceeds to Sampoerna from the Rights Issue amounted to approximately $1.5 billion. Following completion of the transaction in November 2015, PT Philip Morris Indonesia now owns 92.5% of the issued and outstanding shares of Sampoerna and 7.5% are publicly owned.

2015 FULL-YEAR AND FOURTH-QUARTER CONSOLIDATED RESULTS

In this press release, “PMI” refers to Philip Morris International Inc. and its subsidiaries. References to total international cigarette market, defined as worldwide cigarette volume excluding the United States, total cigarette market, total market and market shares are PMI tax-paid estimates based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty free business. "North Africa" is defined as Algeria, Egypt, Libya, Morocco and Tunisia. "OTP" is defined as other tobacco products. "EEMA" is defined as Eastern Europe, Middle East and Africa and includes PMI's international duty free business. In the fourth quarter of 2015, to further align with the Member State composition of the European Union, PMI transferred the management of its operations in Bulgaria, Croatia, Romania and Slovenia from its Eastern Europe, Middle East & Africa segment to its European Union segment, resulting in the reclassification of current and prior year amounts between the two segments.  The reclassification was not material to the respective segments’ results. The term “net revenues” refers to operating revenues from the sale of our products, excluding excise taxes and net of sales and promotion incentives. Operating companies income, or “OCI,” is defined as operating income, excluding general corporate expenses and the amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. PMI's management evaluates business segment performance and allocates resources based on OCI. “Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization, excluding asset impairment and exit costs, discrete tax items and unusual items. Management also reviews OCI, OCI margins and earnings per share, or “EPS,” on an adjusted basis (which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, discrete tax items and unusual items), as well as free cash flow, defined as net cash provided by operating activities less capital expenditures, and net debt. PMI believes it is appropriate to disclose these measures as they improve comparability and help investors analyze business performance and trends. Non-GAAP measures used in this release should be neither considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. Comparisons are to the same prior-year period unless otherwise stated. For a reconciliation of non-GAAP measures to corresponding GAAP measures, see the relevant schedules provided with this press release. "Reduced-Risk Products" (“RRPs”) is the term the company uses to refer to products with the potential to reduce individual risk and population harm in comparison to smoking cigarettes. PMI’s RRPs are in various stages of development and commercialization, and we are conducting extensive and rigorous scientific studies to determine whether we can support claims for such products of reduced exposure to harmful and potentially harmful constituents in smoke, and ultimately claims of reduced disease risk, when compared to smoking cigarettes. Before making

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any such claims, we will rigorously evaluate the full set of data from the relevant scientific studies to determine whether they substantiate reduced exposure or risk. Any such claims may also be subject to government review and approval, as is the case in the United States today. Trademarks and service marks in this press release that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.

NET REVENUES

PMI Net Revenues	Fourth-Quarter				Full-Year
(in millions)				Excl.				Excl.
	2015	2014	Change	Curr.	2015	2014	Change	Curr.
European Union	$1,934	$2,147	(9.9)%	2.6%	$8,068	$9,147	(11.8)%	4.6%
EEMA	1,717	2,125	(19.2)%	0.4%	7,364	8,614	(14.5)%	6.8%
Asia	1,919	2,003	(4.2)%	8.3%	8,203	8,728	(6.0)%	4.0%
Latin America & Canada	822	922	(10.8)%	6.5%	3,159	3,278	(3.6)%	11.8%
Total PMI	$6,392	$7,197	(11.2)%	4.0%	$26,794	$29,767	(10.0)%	5.9%

2015 Full-Year
Net revenues of $26.8 billion decreased by 10.0%. Excluding unfavorable currency of $4.7 billion and the impact of acquisitions, net revenues increased by 5.8%, driven by favorable pricing of $2.1 billion from across all Regions. The favorable pricing was partially offset by unfavorable volume/mix of $325 million, mainly due to Asia and Latin America & Canada.

2015 Fourth-Quarter
Net revenues of $6.4 billion declined by 11.2%. Excluding unfavorable currency of $1.1 billion and the impact of acquisitions, net revenues increased by 4.0%, driven by favorable pricing of $466 million from across all Regions. The favorable pricing was partly offset by unfavorable volume/mix of $175 million, mainly due to EEMA and Latin America & Canada, partially offset by Asia.

OPERATING COMPANIES INCOME

PMI OCI	Fourth-Quarter				Full-Year
(in millions)				Excl.				Excl.
	2015	2014	Change	Curr.	2015	2014	Change	Curr.
European Union	$599	$870	(31.1)%	(16.8)%	$3,576	$3,815	(6.3)%	16.2%
EEMA	704	885	(20.5)%	(7.5)%	3,425	4,033	(15.1)%	8.2%
Asia	465	573	(18.8)%	(3.1)%	2,886	3,187	(9.4)%	2.7%
Latin America & Canada	236	296	(20.3)%	1.0%	1,085	1,030	5.3%	25.7%
Total PMI	$2,004	$2,624	(23.6)%	(8.7)%	$10,972	$12,065	(9.1)%	10.8%

2015 Full-Year
Reported operating companies income of $11.0 billion decreased by 9.1%. Excluding unfavorable currency of $2.4 billion and the impact of acquisitions, operating companies income increased by 10.8%, primarily driven by favorable pricing, as well as a favorable net comparison to asset impairment and exit costs in 2014, mainly related to the discontinuation of cigarette production in the Netherlands. Excluding the impact of these asset impairment and exit costs, operating companies income, excluding currency and acquisitions, increased by 6.6%, despite unfavorable volume/mix of $473 million, mainly due to EEMA, Asia and Latin America & Canada, and higher costs across all Regions. The higher costs principally related to: cigarette brand building initiatives, notably in France and Germany, Indonesia, Japan and North Africa, the global roll-out of the Marlboro 2.0 Architecture, and expenses

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related to the implementation of the EU Tobacco Products Directive in May 2016; business building and optimization initiatives, including the global roll-out of the enhanced commercial approach and new distribution models, notably in Canada and the United Kingdom; and increased investments behind the commercialization of Reduced-Risk Products, notably in the EU, Japan and Russia.

Adjusted operating companies income and margin are shown in the table below and detailed in Schedule 15. Adjusted operating companies income, excluding unfavorable currency and the impact of acquisitions, increased by 6.6%. Adjusted operating companies income margin, excluding currency and the impact of acquisitions, increased by 0.3 points to 42.6%, reflecting the factors mentioned above.

2015 Fourth-Quarter
Reported operating companies income of $2.0 billion was down by 23.6%. Excluding unfavorable currency of $393 million and the impact of acquisitions, operating companies income decreased by 8.7%, or by 7.2% excluding the unfavorable impact of asset impairment and exit charges related to Region-wide organizational streamlining initiatives in the EU, reflecting: unfavorable volume/mix of $196 million, mainly due to EEMA; and higher costs, notably in the EU and Asia, principally related to the same factors as for the full year; partly offset by favorable pricing.

Adjusted operating companies income and margin are shown in the table below and detailed in Schedule 11. Adjusted operating companies income, excluding unfavorable currency and the impact of acquisitions, decreased by 7.2%. Adjusted operating companies income margin, excluding currency and the impact of acquisitions, decreased by 4.0 points to 32.9%, reflecting the factors mentioned above.

PMI OCI	Fourth-Quarter				Full-Year
(in millions)				Excl.				Excl.
	2015	2014	Change	Curr.	2015	2014	Change	Curr.
Reported OCI	$2,004	$2,624	(23.6)%	(8.7)%	$10,972	$12,065	(9.1)%	10.8%
Asset impairment & exit costs	(68)	(32)			(68)	(535)
Adjusted OCI	$2,072	$2,656	(22.0)%	(7.2)%	$11,040	$12,600	(12.4)%	6.6%
Adjusted OCI Margin*	32.4%	36.9%	(4.5)	(4.0)	41.2%	42.3%	(1.1)	0.3
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.
SHIPMENT VOLUME & MARKET SHARE

PMI cigarette shipment volume by Region and brand are shown in the tables below.

PMI Cigarette Shipment Volume by Region	Fourth-Quarter			Full-Year
(million units)
	2015	2014	Change	2015	2014	Change
European Union	47,210	46,763	1.0%	194,589	194,746	(0.1)%
EEMA	69,271	72,102	(3.9)%	279,411	278,374	0.4%
Asia	68,183	69,322	(1.6)%	281,350	288,128	(2.4)%
Latin America & Canada	25,105	26,705	(6.0)%	91,920	94,706	(2.9)%
Total PMI	209,769	214,892	(2.4)%	847,270	855,954	(1.0)%

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PMI Cigarette Shipment Volume by Brand	Fourth-Quarter			Full-Year
(million units)
	2015	2014	Change	2015	2014	Change
Marlboro	71,829	71,337	0.7%	285,583	282,997	0.9%
L&M	24,482	25,058	(2.3)%	97,884	94,168	3.9%
Parliament	11,507	12,032	(4.4)%	44,879	47,199	(4.9)%
Bond Street	10,605	11,220	(5.5)%	43,608	43,585	0.1%
Chesterfield	10,382	9,994	3.9%	41,397	42,144	(1.8)%
Philip Morris	9,832	8,179	20.2%	35,815	31,948	12.1%
Lark	6,793	5,811	16.9%	28,828	28,473	1.2%
Others	64,339	71,261	(9.7)%	269,276	285,440	(5.7)%
Total PMI	209,769	214,892	(2.4)%	847,270	855,954	(1.0)%

2015 Full-Year
The decrease in PMI's total cigarette shipment volume reflected declines in: Asia, mainly due to Korea, Pakistan and the Philippines, and in Latin America & Canada, mainly due to Argentina, Brazil, Ecuador and Mexico. The decrease was partly offset by total cigarette shipment volume growth in EEMA, notably Egypt, Saudi Arabia and Turkey, partially offset by Kazakhstan and Ukraine. Total cigarette shipment volume in the EU was essentially flat, with declines in Greece, Italy and the United Kingdom largely offset by growth in France, Germany and Spain. Estimated inventory movements were favorable, driven principally by a favorable comparison in Japan as a result of the 2014 correction of distributor inventory movements partly related to the VAT increase of April 2014. Excluding these estimated inventory movements, PMI's total cigarette shipment volume decreased by 1.6%, excluding acquisitions.
The increase in cigarette shipment volume of Marlboro reflected growth in: the EU, notably France, Germany and Spain, partly offset by Italy and the United Kingdom; EEMA, notably Saudi Arabia, and Turkey, partly offset by North Africa and Ukraine; and Asia, notably the Philippines and Vietnam, partly offset by Japan and Korea. Cigarette shipment volume of Marlboro decreased in Latin America & Canada, mainly due to Argentina, Brazil and Mexico, partly offset by Colombia.
The increase in cigarette shipment volume of L&M was predominantly driven by growth in EEMA, notably Egypt, Turkey and Ukraine, partly offset by Russia. The decrease in cigarette shipment volume of Parliament was primarily due to Kazakhstan, Korea, Russia and Ukraine, partly offset by Japan and Turkey. Cigarette shipment volume of Bond Street was essentially flat, with growth, notably driven by Australia, Russia and Serbia, largely offset by declines in the EU, Kazakhstan and Ukraine. The decrease in cigarette shipment volume of Chesterfield was due to EEMA, mainly Russia, Turkey and Ukraine, partly offset by the EU, mainly the Czech Republic, Italy and Poland, and by Latin America & Canada, mainly Mexico. The increase in cigarette shipment volume of Philip Morris primarily reflects the morphing of Diana in Italy. The increase in cigarette shipment volume of Lark was principally driven by Japan, partly offset by Korea.
Total shipment volume of OTP, in cigarette equivalent units, increased by 1.0%. Total shipment volume for cigarettes and OTP, in cigarette equivalent units, decreased by 1.0% excluding acquisitions.

PMI's cigarette market share increased in a number of key markets, including Argentina, Austria, Belgium, Egypt, France, Germany, Indonesia, Korea, the Netherlands, the Philippines, Poland, Russia, Saudi Arabia, Spain and Switzerland.

2015 Fourth-Quarter

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The decrease in PMI's total cigarette shipment volume reflected declines in: EEMA, principally Algeria, Russia and Ukraine, partly offset by Egypt and Turkey; Asia, mainly due to Korea, Pakistan and the Philippines, partly offset by Japan; and Latin America & Canada, mainly due to Brazil and Mexico, partly offset by Argentina. The decrease was partly offset by growth in the EU, driven notably by Germany, Italy and Poland. Estimated net inventory movements were favorable, driven principally by Japan, reflecting the same dynamic as for the full year, partly offset by unfavorable distributor inventory movements in Russia related to supply chain optimization. Excluding these net estimated inventory movements, PMI's total cigarette shipment volume decreased by 3.0%, excluding acquisitions.
The increase in cigarette shipment volume of Marlboro reflected growth in: the EU, notably France and Germany, partly offset by Switzerland; and Asia, notably the Philippines. The growth was partly offset by declines in: EEMA, mainly due to North Africa, partly offset by Saudi Arabia and Turkey; and Latin America & Canada, mainly due to Brazil and Mexico.
The decrease in cigarette shipment volume of L&M was mainly due to declines in Russia and Thailand, partly offset by Algeria and Egypt. The decrease in cigarette shipment volume of Parliament was primarily due to Russia and Korea, partly offset by Japan. The decrease in cigarette shipment volume of Bond Street was mainly due to Kazakhstan and Russia, partly offset by Australia and Ukraine. The increase in cigarette shipment volume of Chesterfield was mainly driven by the Czech Republic, Italy and Poland, partly offset by Russia and Ukraine. The increase in cigarette shipment volume of Philip Morris primarily reflects the morphing of Diana in Italy. The increase in cigarette shipment volume of Lark was principally driven by Japan and Turkey, partly offset by Korea.
Total shipment volume of OTP, in cigarette equivalent units, decreased by 3.8%. Total shipment volume for cigarettes and OTP, in cigarette equivalent units, decreased by 2.4% excluding acquisitions.

PMI's cigarette market share increased in a number of key markets, including Argentina, Australia, Austria, Belgium, the Czech Republic, Egypt, France, Germany, Korea, Kuwait, the Netherlands, the Philippines, Poland, Russia, Saudi Arabia, Spain, Turkey and the United Kingdom.

EUROPEAN UNION REGION (EU)

2015 Full-Year
Net revenues of $8.1 billion decreased by 11.8%.  Excluding unfavorable currency of $1.5 billion and the impact of acquisitions, net revenues increased by 4.5%, driven by favorable pricing of $442 million, notably in Germany, Italy and Poland, partly offset by unfavorable volume/mix of $29 million, mainly due to Italy and the United Kingdom, partly offset by France, Germany and Spain.

Reported operating companies income of $3.6 billion decreased by 6.3%. Excluding unfavorable currency of $857 million and the impact of acquisitions, operating companies income increased by 16.3%, mainly driven by favorable pricing, as well as a favorable comparison to asset impairment and exit costs of $490 million in 2014 related to the discontinuation of cigarette production in the Netherlands. Excluding the impact of these asset impairment and exit costs, operating companies income, excluding currency and acquisitions, increased by 4.6%, driven by favorable pricing, partly offset by unfavorable volume/mix of $47 million, mainly due to Italy and the United Kingdom, partly offset by France, Germany and Spain, as well as higher costs related to: increased investments behind PMI's cigarette brand portfolio, notably in France and Germany; business building initiatives in the United Kingdom; expenses related to the implementation of the EU Tobacco Products Directive in May 2016; and increased

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investments related to the commercialization of iQOS in Italy, Portugal and Switzerland, and e-vapor products in Spain and the United Kingdom.

Adjusted operating companies income and margin are shown in the table below and detailed on Schedule 15.  Adjusted operating companies income, excluding unfavorable currency and the impact of acquisitions, increased by 4.6%. Adjusted operating companies income margin, excluding currency and the impact of acquisitions, was flat at 47.1%, reflecting the factors mentioned above.

2015 Fourth-Quarter
Reported net revenues of $1.9 billion decreased by 9.9%.  Excluding unfavorable currency of $269 million and the impact of acquisitions, net revenues increased by 2.6%, driven by favorable pricing of $72 million, notably in Germany and Italy, partly offset by unfavorable volume/mix of $16 million, mainly due to the United Kingdom, partly offset by Germany.

Reported operating companies income of $599 million decreased by 31.1%. Excluding unfavorable currency of $125 million and the impact of acquisitions, operating companies income decreased by 16.8%, partly due to the unfavorable impact of asset impairment and exit charges related to Region-wide organizational streamlining initiatives. Excluding the impact of these asset impairment and exit costs, operating companies income, excluding currency and acquisitions, decreased by 10.8%, mainly due to unfavorable volume/mix of $15 million, principally due to the United Kingdom, partly offset by Germany, and higher costs as described for the full-year, partly offset by favorable pricing.

Adjusted operating companies income and margin are shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding unfavorable currency and acquisitions, decreased by 10.8%. Adjusted operating companies income margin, excluding currency and the impact of acquisitions, decreased by 5.4 points to 36.0%, reflecting the above-mentioned factors.

EU OCI	Fourth-Quarter				Full-Year
(in millions)				Excl.				Excl.
	2015	2014	Change	Curr.	2015	2014	Change	Curr.
Reported OCI	$599	$870	(31.1)%	(16.8)%	$3,576	$3,815	(6.3)%	16.2%
Asset impairment & exit costs	(68)	(18)			(68)	(490)
Adjusted OCI	$667	$888	(24.9)%	(10.8)%	$3,644	$4,305	(15.4)%	4.6%
Adjusted OCI Margin*	34.5%	41.4%	(6.9)	(5.4)	45.2%	47.1%	(1.9)	(0.1)
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

EU Total Market, PMI Shipment & Market Share Commentaries

2015 Full-Year
The estimated total cigarette market in the EU of 507.9 billion units decreased by 0.9%. The net impact of estimated trade inventory movements was neutral. The moderate decline of the estimated total cigarette market reflected, in certain key geographies, improving economies, a decrease in the prevalence of illicit trade, lower out-switching to the fine cut category and a lower prevalence of e-vapor products.
The estimated total OTP market in the EU of 164.9 billion cigarette equivalent units decreased by 0.3%. The total fine cut market was flat at 143.9 billion cigarette equivalent units.

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As shown in the tables below, PMI's cigarette shipment volume of 194.6 billion units decreased by 0.1%, or by 0.4% excluding favorable net trade inventory movements, mainly in Italy. Market share increased by 0.1 point to 38.3%, with gains notably in France, Germany, Poland and Spain largely offset by the Czech Republic, Greece, Italy and Portugal.
PMI's shipments of OTP of 23.4 billion cigarette equivalent units increased by 2.2%. PMI's total OTP market share increased by 0.2 points to 14.2%.

2015 Fourth-Quarter
The estimated total cigarette market in the EU of 125.5 billion units decreased by 0.3%. Excluding the net impact of estimated unfavorable trade inventory movements, the total cigarette market in the EU was essentially flat, reflecting the same dynamics as for the full year.
The estimated total OTP market in the EU of 42.2 billion cigarette equivalent units increased by 0.2%, reflecting a larger total fine cut market, up by 0.7% to 36.6 billion cigarette equivalent units.

As shown in the tables below, PMI's cigarette shipment volume of 47.2 billion units increased by 1.0%, or by 0.5% excluding estimated favorable trade inventory movements, mainly in Italy. PMI's cigarette market share increased by 0.3 points to 38.6%, with gains notably in France, Germany, Poland and Spain largely offset by Greece, Italy and Portugal.
PMI's shipments of OTP of 5.6 billion cigarette equivalent units decreased by 1.3%. PMI's total OTP market share increased by 0.2 points to 13.8%.

EU Cigarette Shipment Volume by Brand	Fourth-Quarter			Full-Year
(in millions)
	2015	2014	Change	2015	2014	Change
Marlboro	23,219	22,862	1.6%	95,588	94,537	1.1%
L&M	8,553	8,595	(0.5)%	35,010	34,943	0.2%
Chesterfield	7,189	6,228	15.4%	28,278	27,100	4.3%
Philip Morris	3,990	2,505	59.3%	14,205	10,224	38.9%
Others	4,259	6,573	(35.2)%	21,508	27,942	(23.0)%
Total EU	47,210	46,763	1.0%	194,589	194,746	(0.1)%

EU Cigarette Market Shares by Brand	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	p.p.	2015	2014	p.p.
Marlboro	19.1%	18.8%	0.3	18.9%	18.7%	0.2
L&M	6.9%	6.8%	0.1	6.9%	6.8%	0.1
Chesterfield	5.9%	5.7%	0.2	5.8%	5.6%	0.2
Philip Morris	3.2%	3.1%	0.1	3.2%	3.2%	—
Others	3.5%	3.9%	(0.4)	3.5%	3.9%	(0.4)
Total EU	38.6%	38.3%	0.3	38.3%	38.2%	0.1

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EU Key Market Commentaries

In France, estimated industry size, PMI cigarette shipment volume and market share performance are shown in the table below.

France Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	% / p.p.	2015	2014	% / p.p.
Total Cigarette Market (billion units)	11.3	11.0	2.2%	45.5	45.0	1.0%

PMI Shipments (million units)	4,493	4,415	1.8%	18,943	18,563	2.0%

PMI Cigarette Market Share
Marlboro	26.4%	25.2%	1.2	25.9%	25.1%	0.8
Philip Morris	9.5%	9.5%	—	9.5%	9.4%	0.1
Chesterfield	3.3%	3.4%	(0.1)	3.3%	3.4%	(0.1)
Others	2.9%	3.2%	(0.3)	2.9%	3.1%	(0.2)
Total	42.1%	41.3%	0.8	41.6%	41.0%	0.6

For the full year, the increase in the estimated total cigarette market reflected its general recovery since the second half of 2014 and a lower prevalence of e-vapor products and illicit trade. The increase in PMI's cigarette shipment volume mainly reflected market share growth, notably of premium brands Marlboro, benefiting from a round retail price point of €7.00 per pack and the launch of Marlboro 25s in the first quarter of 2015, and Philip Morris. The estimated total industry fine cut category of 14.5 billion cigarette equivalent units increased by 6.9%. PMI's market share of the category decreased by 1.2 points to 25.0%.

In the quarter, the increase in the estimated total cigarette market reflected the same dynamics as for the full year. The increase in PMI's cigarette shipment volume mainly reflected market share growth, driven by Marlboro, benefiting from the same dynamics as for the full year, as well as positive traction in the capsule range, fueled in the quarter by the launch of Marlboro Blue Ice. The estimated total industry fine cut category of 3.6 billion cigarette equivalent units increased by 5.4%. PMI's market share of the category decreased by 0.9 points to 25.4%.

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In Germany, estimated industry size, PMI cigarette shipment volume and market share performance are shown in the table below.

Germany Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	% / p.p.	2015	2014	% / p.p.
Total Cigarette Market (billion units)	20.2	19.7	2.7%	80.0	80.4	(0.4)%

PMI Shipments (million units)	7,644	7,388	3.5%	29,778	29,411	1.2%

PMI Cigarette Market Share
Marlboro	22.9%	22.2%	0.7	22.1%	21.7%	0.4
L&M	11.8%	12.2%	(0.4)	11.9%	11.8%	0.1
Chesterfield	1.7%	1.7%	—	1.7%	1.7%	—
Others	1.5%	1.5%	—	1.5%	1.4%	0.1
Total	37.9%	37.6%	0.3	37.2%	36.6%	0.6

For the full year, the decline of the estimated total cigarette market was partly due to the impact of price increases, partially offset by a lower prevalence of illicit trade. The increase in PMI's cigarette shipment volume principally reflected market share growth, driven by Marlboro, mainly reflecting the positive impact of the new Architecture 2.0, and L&M, benefiting from a rounded retail price point of €5.00 per pack of 19s. The estimated total industry fine cut category of 41.0 billion cigarette equivalent units decreased by 0.5%. PMI's market share of the category decreased by 0.2 points to 12.7%.

In the quarter, the increase in the estimated total cigarette market principally reflected a lower prevalence of illicit trade. The increase in PMI's cigarette shipment volume mainly reflected market share growth, driven by Marlboro, mainly reflecting the positive impact of the new Architecture 2.0. The estimated total industry fine cut category of 10.5 billion cigarette equivalent units increased by 2.2%. PMI's market share of the category increased by 0.2 points to 12.8%.

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In Italy, estimated industry size, PMI cigarette shipment volume and market share performance are shown in the table below.

Italy Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	% / p.p.	2015	2014	% / p.p.
Total Cigarette Market (billion units)	18.3	18.4	(0.4)%	73.8	74.4	(0.8)%

PMI Shipments (million units)	9,356	9,179	1.9%	39,717	40,439	(1.8)%

PMI Cigarette Market Share
Marlboro	24.3%	25.6%	(1.3)	24.6%	25.7%	(1.1)
Chesterfield	11.5%	10.2%	1.3	11.0%	9.2%	1.8
Philip Morris	8.9%	9.7%	(0.8)	9.2%	10.4%	(1.2)
Others	8.7%	9.6%	(0.9)	8.9%	9.6%	(0.7)
Total	53.4%	55.1%	(1.7)	53.7%	54.9%	(1.2)

For the full year, the moderate decrease in the estimated total cigarette industry was driven by an improved macro-economic environment and a lower prevalence of illicit trade and e-vapor products. Excluding the favorable net impact of estimated trade inventory movements, PMI's cigarette shipment volume declined by 2.9%, mainly reflecting market share loss, notably of: Marlboro, largely due to its price increase in the first quarter of 2015 to €5.20 per pack from its round retail price point of €5.00 per pack; and Philip Morris, including the morphed Diana that had been impacted by the growth of the super-low price segment; partly offset by super-low price Chesterfield. The estimated total industry fine cut category of 6.4 billion cigarette equivalent units increased by 5.1%. PMI's market share of the category decreased by 0.4 points to 41.1%.

In the quarter, the decrease in the estimated total cigarette industry reflected the same dynamics as for the full year. Excluding the favorable net impact of estimated trade inventory movements, PMI's cigarette shipment volume declined by 3.7%, mainly due to market share loss, notably of Marlboro and Philip Morris, partly offset by Chesterfield, reflecting the same dynamics as for the full year. The estimated total industry fine cut category of 1.6 billion cigarette equivalent units increased by 4.0%. PMI's market share of the category decreased by 0.9 points to 40.6%.

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In Poland, estimated industry size, PMI cigarette shipment volume and market share performance are shown in the table below.

Poland Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	% / p.p.	2015	2014	% / p.p.
Total Cigarette Market (billion units)	9.2	9.2	(0.1)%	41.1	42.1	(2.3)%

PMI Shipments (million units)	4,005	3,851	4.0%	16,763	16,630	0.8%

PMI Cigarette Market Share
Marlboro	12.4%	12.2%	0.2	11.4%	11.2%	0.2
L&M	18.9%	19.9%	(1.0)	18.1%	18.2%	(0.1)
Chesterfield	9.4%	7.7%	1.7	8.6%	7.6%	1.0
Others	3.0%	2.1%	0.9	2.7%	3.1%	(0.4)
Total	43.7%	41.9%	1.8	40.8%	40.1%	0.7

For the full year, the decrease in the estimated total cigarette market reflected the impact of price increases and an increase in the prevalence of illicit products, partly offset by a lower prevalence of e-vapor products. The increase in PMI's cigarette shipment volume reflected higher market share, driven by Marlboro, partly reflecting the positive impact of the new Architecture 2.0, and Chesterfield, benefiting from its super-slims variants, partly offset by declines from super-low price brands. The estimated total industry fine cut category of 4.0 billion cigarette equivalent units increased by 11.0%, mainly reflecting the retail price impact of excise tax restructuring on the cigar and cigarillo categories that drove higher in-switching to the fine cut category, as well as a lower prevalence of illicit OTP. PMI's market share of the category decreased by 3.3 points to 31.4%, mainly due to increased price competition at the bottom end of the market.

In the quarter, the estimated total cigarette market was essentially flat. Excluding the unfavorable net impact of estimated trade inventory movements, the total market increased by 1.0%, reflecting a lower prevalence of e-vapor products, partly offset by the impact of price increases. The increase in PMI's cigarette shipment volume reflected higher market share, driven by Marlboro, partly reflecting the positive impact of the new Architecture 2.0, and Chesterfield, benefiting from its super-slims variants. The estimated total industry fine cut category of 839 million cigarette equivalent units increased by 18.1%, and PMI's market share of the category decreased by 6.9 points to 28.6%, reflecting the same dynamics as for the full year.

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In Spain, estimated industry size, PMI cigarette shipment volume and market share performance are shown in the table below.

Spain Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	% / p.p.	2015	2014	% / p.p.
Total Cigarette Market (billion units)	11.3	11.2	1.1%	46.7	47.0	(0.6)%

PMI Shipments (million units)	3,574	3,585	(0.3)%	15,435	14,879	3.7%

PMI Cigarette Market Share
Marlboro	17.2%	16.0%	1.2	17.0%	15.9%	1.1
Chesterfield	9.0%	9.4%	(0.4)	9.1%	9.2%	(0.1)
L&M	5.7%	6.1%	(0.4)	5.8%	6.1%	(0.3)
Others	1.6%	1.1%	0.5	1.5%	0.9%	0.6
Total	33.5%	32.6%	0.9	33.4%	32.1%	1.3

For the full year, the decrease in the total cigarette market mainly reflected the impact of price increases, partly offset by an improving economy, and a lower prevalence of illicit trade and e-vapor products. The increase in PMI's cigarette shipment volume principally reflected higher market share, driven mainly by Marlboro, benefiting from a round price point in the vending channel, the new Architecture 2.0, and an improving economy. The estimated total industry fine cut category of 9.5 billion cigarette equivalent units decreased by 2.1%. PMI's market share of the fine cut category decreased by 1.3 points to 13.5%.

In the quarter, the increase in the estimated total cigarette market was driven by favorable estimated trade inventory movements. Excluding these inventory movements, the total cigarette market declined by an estimated 0.7%, reflecting the same dynamics as for the full year. Excluding the net impact of unfavorable inventory movements, PMI's cigarette shipment volume increased by 4.1%, driven by higher market share reflecting the same dynamics as for the full year. The estimated total industry fine cut category of 2.3 billion cigarette equivalent units decreased by 2.7%. PMI's market share of the fine cut category decreased by 1.2 points to 13.2%.

EASTERN EUROPE, MIDDLE EAST & AFRICA REGION (EEMA)

2015 Full-Year
Net revenues of $7.4 billion decreased by 14.5%. Excluding unfavorable currency of $1.8 billion and the impact of acquisitions, net revenues increased by 6.8%, reflecting favorable pricing of $637 million, driven principally by Russia, partly offset by unfavorable volume/mix of $53 million, mainly due to Kazakhstan, Russia and Ukraine, partly offset by Saudi Arabia and Turkey.

Reported operating companies income of $3.4 billion decreased by 15.1%. Excluding unfavorable currency of $938 million and the impact of acquisitions, operating companies income increased by 8.2%, driven primarily by favorable pricing, partly offset by unfavorable volume/mix of $123 million, mainly due to Kazakhstan, Russia and Ukraine, partly offset by Saudi Arabia and Turkey, and higher costs, notably related to business building and marketing initiatives in North Africa and Russia.

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Adjusted operating companies income and margin are shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding unfavorable currency and the impact of acquisitions, increased by 8.2%. Adjusted operating companies income margin, excluding currency and the impact of acquisitions, increased by 0.6 points to 47.4%, reflecting the factors mentioned above.

2015 Fourth-Quarter
Reported net revenues of $1.7 billion decreased by 19.2%. Excluding unfavorable currency of $417 million and the impact of acquisitions, net revenues increased by 0.4%, reflecting favorable pricing of $141 million, driven principally by Russia, largely offset by unfavorable volume/mix of $132 million, mainly due to Russia, partly offset by Turkey.

Reported operating companies income of $704 million decreased by 20.5%. Excluding unfavorable currency of $115 million and the impact of acquisitions, operating companies income decreased by 7.5%, principally reflecting unfavorable volume/mix of $130 million, mainly due to Russia, and higher costs, principally related to business building and marketing initiatives, notably in North Africa, as well as increased investments related to the commercialization of PMI's Reduced-Risk Product, iQOS, in Russia; partly offset by favorable pricing.

Adjusted operating companies income and margin are shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding unfavorable currency and the impact of acquisitions, decreased by 7.7%. Adjusted operating companies income margin, excluding currency and the impact of acquisitions, decreased by 3.3 points to 38.4%, reflecting the factors mentioned above.

EEMA OCI	Fourth-Quarter				Full-Year
(in millions)				Excl.				Excl.
	2015	2014	Change	Curr.	2015	2014	Change	Curr.
Reported OCI	$704	$885	(20.5)%	(7.5)%	$3,425	$4,033	(15.1)%	8.2%
Asset impairment & exit costs	—	(2)			—	(2)
Adjusted OCI	$704	$887	(20.6)%	(7.7)%	$3,425	$4,035	(15.1)%	8.1%
Adjusted OCI Margin*	41.0%	41.7%	(0.7)	(3.3)	46.5%	46.8%	(0.3)	0.6
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

EEMA PMI Shipment Commentaries

2015 Full-Year
PMI's cigarette shipment volume of 279.4 billion units increased by 0.4%, driven notably by Egypt, Saudi Arabia and Turkey, partially offset by Kazakhstan and Ukraine. Excluding favorable net estimated trade inventory movements, PMI's cigarette shipment volume was essentially flat. PMI's cigarette shipment volume of premium brands decreased by 0.6%, mainly due to Parliament, down by 3.2% to 33.6 billion units, mainly due to Kazakhstan, Russia and Ukraine, partly offset by Turkey, partly offset by growth from Marlboro, up by 0.7% to 80.7 billion units, driven by Saudi Arabia and Turkey, partly offset by North Africa and Ukraine. PMI's cigarette shipment volume of L&M increased by 8.4% to 51.2 billion units, driven notably by Egypt, Turkey and Ukraine, partly offset by Russia.

2015 Fourth-Quarter
PMI's cigarette shipment volume of 69.3 billion units decreased by 3.9%, or by 2.8% excluding the unfavorable net impact of estimated inventory movements, notably distributor inventory movements in Russia related to supply chain optimization, principally due to Algeria, Russia and Ukraine, partly offset by Egypt and Turkey. PMI's

- -15 -

cigarette shipment volume of premium brands decreased by 3.5%, mainly due to: Parliament, down by 8.4% to 8.5 billion units, primarily due to Eastern Europe, mainly Russia; and Marlboro, down by 2.2% to 20.3 billion units, mainly due to North Africa and Ukraine, partly offset by Saudi Arabia and Turkey. PMI's cigarette shipment volume of L&M decreased by 0.2% to 13.0 billion units, notably due to Russia, partly offset by Algeria and Egypt.

EEMA Key Market Commentaries

In North Africa, estimated industry size, PMI cigarette shipment volume and market share performance are shown in the table below.

North Africa Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	% / p.p.	2015	2014	% / p.p.
Total Cigarette Market (billion units)	37.4	38.0	(1.6)%	138.5	143.3	(3.4)%

PMI Shipments (million units)	10,174	10,747	(5.3)%	38,111	37,782	0.9%

PMI Cigarette Market Share
Marlboro	12.4%	16.6%	(4.2)	13.7%	15.3%	(1.6)
L&M	13.0%	9.7%	3.3	11.9%	8.9%	3.0
Others	2.4%	1.9%	0.5	2.3%	1.9%	0.4
Total	27.8%	28.2%	(0.4)	27.9%	26.1%	1.8

For the full year, the decline of the estimated total market was principally due to Egypt, reflecting the impact of excise tax-driven price increases. The increase in PMI's cigarette shipment volume was primarily driven by Egypt, reflecting higher market share, mainly of L&M, resulting from improved territorial coverage and brand building activities, partly offset by Algeria and Tunisia.

In the quarter, the decline of the estimated total market was principally due to the same dynamics as for the full year. The decrease in PMI's cigarette shipment volume was primarily due to Algeria, mainly reflecting a lower total market and the impact of price increases on market share, partly offset by Egypt.

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In Russia, estimated industry size, PMI cigarette shipment volume and market share performance, as measured by Nielsen, are shown in the table below.

Russia Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	% / p.p.	2015	2014	% / p.p.
Total Cigarette Market (billion units)	74.6	81.4	(8.4)%	294.5	314.1	(6.2)%

PMI Shipments (million units)	18,596	21,493	(13.5)%	84,422	84,948	(0.6)%

PMI Cigarette Market Share
Marlboro	1.4%	1.5%	(0.1)	1.4%	1.6%	(0.2)
Parliament	3.9%	3.9%	—	3.9%	3.7%	0.2
Bond Street	8.7%	8.2%	0.5	8.4%	7.7%	0.7
Others	14.5%	14.5%	—	14.7%	14.5%	0.2
Total	28.5%	28.1%	0.4	28.4%	27.5%	0.9

For the full year, the decline of the estimated total cigarette market was mainly due to the unfavorable impact of excise tax-driven price increases and lower consumer purchasing power as a result of a weak economy. The decrease in PMI's cigarette shipment volume mainly reflected the lower total market, largely offset by market share gains, primarily by premium Parliament, low-price Bond Street, notably its Compact 7.0 variant, and super-low price Next in "Others."

In the quarter, the decline of the estimated total cigarette market was mainly due to the same dynamics as for the full year. Excluding the unfavorable net impact of estimated distributor inventory movements related to supply chain optimization, PMI's cigarette shipment volume declined by 7.0%, mainly reflecting the lower total market, partially offset by a market share gain of low-price Bond Street, notably its Compact 7.0 variant.

In Turkey, estimated industry size, PMI cigarette shipment volume and market share performance, as measured by Nielsen, are shown in the table below.

Turkey Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	% / p.p.	2015	2014	% / p.p.
Total Cigarette Market (billion units)	28.2	26.2	7.8%	103.2	94.7	9.0%

PMI Shipments (million units)	13,581	12,591	7.9%	49,014	46,309	5.8%

PMI Cigarette Market Share
Marlboro	9.9%	8.7%	1.2	9.5%	8.6%	0.9
Parliament	11.6%	11.8%	(0.2)	11.6%	11.2%	0.4
Lark	7.9%	7.7%	0.2	7.6%	9.0%	(1.4)
Others	14.8%	15.7%	(0.9)	15.1%	15.2%	(0.1)
Total	44.2%	43.9%	0.3	43.8%	44.0%	(0.2)

For the full year, the increase in the estimated total cigarette market mainly reflected a significantly lower prevalence of illicit trade. The increase in PMI's cigarette shipment volume was driven by a higher total market. The decline in PMI's market share was mainly due to low-price Lark, reflecting the impact of price repositioning by

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PMI's principal competitor in May 2014, partly offset by Marlboro, notably its Touch 7.0 variants, and Parliament, benefiting from the growth of Parliament Night Blue KS, the leading SKU sold on the market, and from up-trading from the mid-price segment.

In the quarter, the increase in the estimated total cigarette market mainly reflected the same dynamics as for the full year. The increase in PMI's cigarette shipment volume was mainly driven by a higher total market and market share, led by Marlboro, notably its Touch 7.0 variants, partly offset by L&M and Chesterfield in "Others" reflecting the impact of competitive price repositioning.

In Ukraine, estimated industry size, PMI cigarette shipment volume and market share performance, as measured by Nielsen, are shown in the table below.

Ukraine Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	% / p.p.	2015	2014	% / p.p.
Total Cigarette Market (billion units)	18.2	16.7	9.3%	70.6	69.7	1.3%

PMI Shipments (million units)	4,813	5,501	(12.5)%	19,195	23,273	(17.5)%

PMI Cigarette Market Share
Marlboro	3.3%	4.7%	(1.4)	3.8%	4.9%	(1.1)
Parliament	2.7%	3.1%	(0.4)	2.9%	3.1%	(0.2)
Bond Street	8.9%	8.1%	0.8	8.3%	8.9%	(0.6)
Others	13.8%	16.1%	(2.3)	15.1%	15.8%	(0.7)
Total	28.7%	32.0%	(3.3)	30.1%	32.7%	(2.6)

For the full year, the increase in the estimated total market was mainly driven by a lower prevalence of illicit trade. The decrease in PMI's cigarette shipment volume largely reflected lower market share, primarily due to Marlboro, reflecting the impact of widened price gaps, and Bond Street, mainly resulting from competitive price pressure in the low price segment.

In the quarter, the increase in the estimated total market was mainly driven by a lower prevalence of illicit trade, benefiting from industry retail price decreases that returned consumption to the tax-paid market. The decrease in PMI's cigarette shipment volume largely reflected lower market share, primarily due to Marlboro, reflecting the impact of widened price gaps, and Chesterfield in "Others," mainly resulting from competitive price pressure in the low price segment, partially offset by low price Bond Street, and L&M in "Others."

ASIA REGION

2015 Full-Year
Net revenues of $8.2 billion decreased by 6.0%. Excluding unfavorable currency of $875 million and the impact of acquisitions, net revenues increased by 4.0%, driven by favorable pricing of $450 million, principally in Australia, Indonesia and Korea partly offset by unfavorable volume/mix of $100 million, mainly due to Australia and Korea, partly offset by Japan and improved mix in the Philippines.

Reported operating companies income of $2.9 billion decreased by 9.4%. Excluding unfavorable currency of $388 million and the impact of acquisitions, operating companies income increased by 2.7%, driven by favorable

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pricing, partly offset by: unfavorable volume/mix of $162 million, mainly due to Australia and Korea, partly offset by improved mix in the Philippines; and higher costs, mainly manufacturing costs in Indonesia, marketing investment behind new brand launches in Indonesia and Japan, and investments related to the expanded commercialization of iQOS in Japan. Excluding the impact of the asset impairment and exit costs, primarily related to the factory closure in Australia in 2014, operating companies income, excluding currency and acquisitions, increased by 1.6%.

Adjusted operating companies income and margin are shown in the table below and detailed in Schedule 15. Adjusted operating companies income, excluding unfavorable currency and the impact of acquisitions, increased by 1.6%. Adjusted operating companies income margin, excluding currency and the impact of acquisitions, decreased by 0.8 points to 36.1%, primarily reflecting the above-mentioned factors.

2015 Fourth-Quarter
Reported net revenues of $1.9 billion decreased by 4.2%. Excluding unfavorable currency of $250 million and the impact of acquisitions, net revenues increased by 8.3%, driven by favorable pricing of $121 million, principally in Indonesia and the Philippines, and favorable volume/mix of $45 million, mainly driven by favorable distributor inventory movements in Japan, and improved mix in the Philippines, partly offset by Australia and Korea.

Reported operating companies income of $465 million decreased by 18.8%. Excluding unfavorable currency of $90 million and the impact of acquisitions, operating companies income decreased by 3.1%, mainly due to higher costs, principally related to the same factors as for the full year, partly offset by favorable pricing, as well as favorable volume/mix of $12 million, principally driven by favorable inventory movements in Japan and improved mix in the Philippines, partly offset by Australia and Korea. Excluding the impact of asset impairment and exit costs, primarily related to the factory closure in Australia in 2014, operating companies income, excluding currency and acquisitions, decreased by 5.0%.

Adjusted operating companies income and margin are shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding unfavorable currency and the impact of acquisitions, decreased by 5.0%. Adjusted operating companies income margin, excluding unfavorable currency and the impact of acquisitions, decreased by 3.6 points to 25.6%, reflecting the above-mentioned factors.

Asia OCI	Fourth-Quarter				Full-Year
(in millions)				Excl.				Excl.
	2015	2014	Change	Curr.	2015	2014	Change	Curr.
Reported OCI	$465	$573	(18.8)%	(3.1)%	$2,886	$3,187	(9.4)%	2.7%
Asset impairment & exit costs	—	(11)			—	(35)
Adjusted OCI	$465	$584	(20.4)%	(5.0)%	$2,886	$3,222	(10.4)%	1.6%
Adjusted OCI Margin*	24.2%	29.2%	(5.0)	(3.6)	35.2%	36.9%	(1.7)	(0.8)
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Asia PMI Shipment Commentaries

2015 Full-Year
PMI's cigarette shipment volume of 281.4 billion units decreased by 2.4%, mainly due to: Korea; Pakistan, reflecting a lower total estimated market resulting from the June and December 2015 excise tax-driven price increases, coupled with an increase in the prevalence of illicit trade and lower market share; and the Philippines. Excluding distributor inventory movements in Japan, reflecting a favorable comparison in 2015 resulting from the

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correction in 2014 of distributor inventory movements related to the VAT increase of April 2014, PMI's cigarette shipment volume decreased by 3.1%. Cigarette shipment volume of Marlboro of 73.5 billion units increased by 3.0%, mainly driven by the Philippines and Vietnam, partly offset by Japan and Korea. Cigarette shipment volume of Parliament of 9.4 billion units decreased by 11.5%, primarily due to Korea, partly offset by Japan. Cigarette shipment volume of Lark of 18.3 billion units increased by 3.3%, principally driven by Japan, partly offset by Korea.

2015 Fourth-Quarter
PMI's cigarette shipment volume of 68.2 billion units decreased by 1.6%, mainly due to: Korea; Pakistan, reflecting the same dynamics as for the full year; and the Philippines; partly offset by Japan. Excluding favorable distributor inventory movements in Japan, reflecting the same dynamics as for the full year, PMI's cigarette shipment volume decreased by 4.6%. Cigarette shipment volume of Marlboro of 18.3 billion units increased by 8.3%, predominantly driven by the Philippines. Cigarette shipment volume of Parliament of 2.5 billion units increased by 10.5%, driven by Japan, partly offset by Korea. Cigarette shipment volume of Lark of 3.7 billion units increased by 16.0%, mainly reflecting the favorable estimated distributor inventory movements in Japan compared to the fourth quarter of 2014.

- -20 -

Asia Key Market Commentaries

In Indonesia, estimated industry size, PMI cigarette shipment volume, market share and segmentation performance are shown in the tables below.

Indonesia Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	% / p.p.	2015	2014	% / p.p.
Total Cigarette Market (billion units)	81.6	79.0	3.3%	314.0	314.0	—%

PMI Shipments (million units)	27,945	27,874	0.3%	109,840	109,694	0.1%

PMI Cigarette Market Share
Sampoerna A	14.6%	14.8%	(0.2)	14.9%	14.4%	0.5
Dji Sam Soe	6.9%	6.8%	0.1	7.0%	6.3%	0.7
U Mild	4.6%	5.3%	(0.7)	4.8%	5.4%	(0.6)
Others	8.2%	8.4%	(0.2)	8.3%	8.8%	(0.5)
Total	34.3%	35.3%	(1.0)	35.0%	34.9%	0.1

Indonesia Segmentation Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	p.p.	2015	2014	p.p.
Segment % of Total Market
Hand-Rolled Kretek (SKT)	18.6%	19.8%	(1.2)	18.7%	20.1%	(1.4)
Machine-Made Kretek (SKM)	75.2%	74.0%	1.2	75.1%	73.5%	1.6
Whites (SPM)	6.2%	6.2%	—	6.2%	6.4%	(0.2)
Total	100.0%	100.0%	—	100.0%	100.0%	—

PMI % Share of Segment
Hand-Rolled Kretek (SKT)	40.7%	38.6%	2.1	39.2%	39.0%	0.2
Machine-Made Kretek (SKM)	28.9%	30.6%	(1.7)	30.1%	29.9%	0.2
Whites (SPM)	80.7%	80.3%	0.4	80.9%	79.7%	1.2

For the full year, the estimated total cigarette market was essentially flat reflecting a soft economic environment. The slight increase in PMI's market share reflected a strong performance from its machine-made kretek brands, notably Sampoerna A, Dji Sam Soe Magnum and Dji Sam Soe Magnum Blue, largely offset by U Mild, and a decline in its hand-rolled kretek portfolio, notably due to Sampoerna Hijau in "Others," down by 0.4 points to 3.0%.

In the quarter, the increase of the estimated total cigarette market mainly reflected a favorable comparison with the fourth quarter of 2014, which was negatively impacted by the elimination of fuel subsidies and higher commodity costs. The decrease in PMI's market share was mainly due to the muted performance of A Mild 16s and U Mild following their crossing of critical retail pack price points, ahead of competition, in advance of the January 2016 excise tax increase, as well as a decline in its hand-rolled kretek portfolio, notably due to Sampoerna Hijau in "Others," down by 0.2 points to 3.0%.

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In Japan, estimated industry size, PMI cigarette shipment volume and market share performance are shown in the table below.

Japan Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	% / p.p.	2015	2014	% / p.p.
Total Cigarette Market (billion units)	46.5	47.3	(1.8)%	182.3	186.2	(2.1)%

PMI Shipments (million units)	9,496	8,140	16.7%	45,690	45,556	0.3%

PMI Cigarette Market Share
Marlboro	11.0%	11.6%	(0.6)	11.3%	11.6%	(0.3)
Parliament	2.3%	2.3%	—	2.3%	2.2%	0.1
Lark	9.9%	10.2%	(0.3)	9.9%	10.0%	(0.1)
Others	1.7%	1.9%	(0.2)	1.8%	2.1%	(0.3)
Total	24.9%	26.0%	(1.1)	25.3%	25.9%	(0.6)

For the full year, the decrease of the estimated total cigarette market moderated to 2.1%. Excluding estimated inventory movements, driven principally by a favorable comparison as a result of the 2014 correction of distributor inventory movements partly related to the VAT increase of April 2014, PMI's cigarette shipment volume decreased by 4.3%. The decline was mainly due to a lower total market, and lower market share principally reflecting the impact of competitive retail price and new menthol taste product offerings.

In the quarter, the decrease of the estimated total cigarette market moderated to 1.8%. Excluding favorable distributor inventory movements, reflecting the same dynamic as for the full year, PMI's total cigarette shipment volume decreased by 9.1%. The decline was mainly due to the same dynamics as for the full year.

In Korea, estimated industry size, PMI cigarette shipment volume and market share performance are shown in the table below.

Korea Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	% / p.p.	2015	2014	% / p.p.
Total Cigarette Market (billion units)	17.9	22.7	(21.1)%	67.3	88.1	(23.6)%

PMI Shipments (million units)	3,848	4,486	(14.2)%	14,201	17,346	(18.1)%

PMI Cigarette Market Share
Marlboro	9.7%	7.8%	1.9	9.6%	7.8%	1.8
Parliament	7.6%	7.1%	0.5	7.2%	7.1%	0.1
Virginia S.	3.7%	4.2%	(0.5)	3.8%	4.1%	(0.3)
Others	0.5%	0.7%	(0.2)	0.6%	0.7%	(0.1)
Total	21.5%	19.8%	1.7	21.2%	19.7%	1.5

For the full year, the decline of the estimated total cigarette market reflected the impact of the January 2015 excise tax increase and related retail price increases. Excluding the impact of estimated inventory movements associated with the timing of the excise tax increase, the total cigarette market declined by approximately 17.3%. The decline in PMI's cigarette shipment volume reflected the lower estimated total market, partly offset by share

- -22 -

growth, driven by Marlboro, benefiting from the positive impact of pricing for PMI's principal domestic competitor's main brands.

In the quarter, the decline of the estimated total cigarette market reflected the same dynamics as for the full year. Excluding the impact of estimated inventory movements associated with the timing of the excise tax increase, the total cigarette market declined by approximately 12.4%. The decline in PMI's cigarette shipment volume was mainly due to the lower estimated total market, partly offset by share growth, reflecting the same trends as for the full year.

In the Philippines, estimated industry size, PMI cigarette shipment volume and market share performance, as measured by Nielsen, are shown in the table below. Data for the total cigarette market have been restated to reflect estimated total market consumption compared to the previous methodology of reporting only estimated tax-paid industry volumes.

Philippines Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	% / p.p.	2015	2014	% / p.p.
Total Cigarette Market (billion units)	22.1	24.3	(9.3)%	90.2	94.9	(4.9)%

PMI Shipments (million units)	16,415	17,494	(6.2)%	66,236	68,358	(3.1)%

PMI Cigarette Market Share
Marlboro	23.0%	18.4%	4.6	21.1%	18.4%	2.7
Fortune	31.6%	30.7%	0.9	31.1%	30.4%	0.7
Jackpot	8.8%	11.4%	(2.6)	9.9%	10.7%	(0.8)
Others	11.0%	11.3%	(0.3)	11.3%	12.5%	(1.2)
Total	74.4%	71.8%	2.6	73.4%	72.0%	1.4

For the full year, estimated total consumption decreased by 4.9%, mainly due to the impact of price increases. The decline in PMI's cigarette shipment volume reflected the lower total market combined with lower consumption of PMI's low and super-low price brands, following price increases in late 2014 and early 2015, partly offset by higher market share, driven by adult smoker uptrading to Marlboro, combined with market share growth of Fortune, reflecting the narrowing of retail price gaps with brands at the bottom end of the market.

In the quarter, estimated total consumption decreased by 9.3%, mainly due to the impact of price increases. The decline in PMI's cigarette shipment volume reflected the same dynamics as for the full year, partly offset by higher market share, as described for the full year.

LATIN AMERICA & CANADA REGION

2015 Full-Year
Net revenues of $3.2 billion decreased by 3.6%. Excluding unfavorable currency of $505 million and the impact of acquisitions, net revenues increased by 11.7%, driven by favorable pricing of $525 million, principally in Argentina, Brazil, Canada and Mexico, partially offset by unfavorable volume/mix of $143 million, principally due to Brazil, Canada and Mexico.

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Reported operating companies income of $1.1 billion increased by 5.3%. Excluding unfavorable currency of $210 million and the impact of acquisitions, operating companies income increased by 25.4%, primarily driven by favorable pricing, partially offset by unfavorable volume/mix of $141 million, mainly due to Brazil, Canada and Mexico, and higher inflation-driven costs in Argentina.

Adjusted operating companies income and margin are shown in the table below and detailed in Schedule 15. Adjusted operating companies income, excluding unfavorable currency and the impact of acquisitions, increased by 24.5%. Adjusted operating companies income margin, excluding currency and the impact of acquisitions, increased by 3.6 points to 35.3%, reflecting the factors mentioned above.

2015 Fourth-Quarter
Reported net revenues of $822 million decreased by 10.8%. Excluding unfavorable currency of $160 million and the impact of acquisitions, net revenues increased by 6.5%, driven by favorable pricing of $132 million, principally in Argentina, Brazil and Canada, partially offset by unfavorable volume/mix of $72 million, mainly due to Brazil, Canada and Mexico.

Reported operating companies income of $236 million decreased by 20.3%. Excluding unfavorable currency of $63 million and the impact of acquisitions, operating companies income increased by 1.0%, principally reflecting favorable pricing, partly offset by unfavorable volume/mix of $63 million, mainly due to Brazil, Canada and Mexico, and higher inflation-driven costs in Argentina.

Adjusted operating companies income and margin are shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding unfavorable currency and the impact of acquisitions, increased by 0.7%. Adjusted operating companies income margin, excluding unfavorable currency and the impact of acquisitions, decreased by 1.8 points to 30.4%, principally due to the above-mentioned factors as well as the timing of trade purchases ahead of price increases compared to the fourth quarter of 2014 in Mexico.

Latin America & Canada OCI	Fourth-Quarter				Full-Year
(in millions)				Excl.				Excl.
	2015	2014	Change	Curr.	2015	2014	Change	Curr.
Reported OCI	$236	$296	(20.3)%	1.0%	$1,085	$1,030	5.3%	25.7%
Asset impairment & exit costs	—	(1)			—	(8)
Adjusted OCI	$236	$297	(20.5)%	0.7%	$1,085	$1,038	4.5%	24.8%
Adjusted OCI Margin*	28.7%	32.2%	(3.5)	(1.8)	34.3%	31.7%	2.6	3.6
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Latin America & Canada PMI Shipment Commentaries

2015 Full-Year
PMI's cigarette shipment volume of 91.9 billion units decreased by 2.9%, mainly due to Argentina, Brazil, Canada and Mexico. Although shipment volume of Marlboro of 35.8 billion units decreased by 3.2%, its Regional market share increased by 0.2 points to an estimated 15.2%. Market share of Marlboro increased notably in Brazil and Colombia, by 0.3 and 1.1 points to 9.5% and 9.0%, respectively. Shipment volume of Philip Morris of 19.4 billion units increased by 1.7%, driven mainly by Canada.

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2015 Fourth-Quarter
PMI's cigarette shipment volume of 25.1 billion units decreased by 6.0%, mainly due to Brazil and Mexico, partly offset by Argentina. Shipment volume of Marlboro of 10.0 billion units decreased by 7.5%, and its Regional market share decreased by 0.5 points to an estimated 15.7%, primarily due to a decline in Mexico of 1.6 points to 50.3%, respectively, partly offset by an increase in Argentina and Colombia of 0.1 and 0.7 points to 24.7% and 9.0%, respectively. Shipment volume of Philip Morris of 5.3 billion units increased by 3.1%, driven mainly by Argentina.

Latin America & Canada Key Market Commentaries

In Argentina, estimated industry size, PMI cigarette shipment volume and market share performance are shown in the table below.

Argentina Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	% / p.p.	2015	2014	% / p.p.
Total Cigarette Market (billion units)	11.0	11.0	(0.1)%	40.8	41.9	(2.5)%

PMI Shipments (million units)	8,676	8,578	1.1%	31,910	32,323	(1.3)%

PMI Cigarette Market Share
Marlboro	24.7%	24.6%	0.1	24.3%	24.3%	—
Parliament	2.1%	2.2%	(0.1)	2.1%	2.2%	(0.1)
Philip Morris	45.1%	43.7%	1.4	44.7%	43.4%	1.3
Others	6.7%	7.1%	(0.4)	7.1%	7.3%	(0.2)
Total	78.6%	77.6%	1.0	78.2%	77.2%	1.0

For the full year, the decline of the estimated total cigarette market was mainly due to the impact of price increases and a challenging economic environment. The decrease in PMI's shipment volume was mainly due to a lower estimated total market, partly offset by market share growth, driven primarily by Philip Morris, reflecting the positive impact of the brand's capsule variants. PMI's share of the growing capsule segment, representing 16.4% of the total market, grew by 4.4 points to 73.5%.

In the quarter, the estimated total cigarette market declined by 0.1%. Excluding the favorable impact of estimated trade inventory movements, the total cigarette market declined by 1.4%. The increase in PMI's shipment volume reflected market share growth, driven primarily by Philip Morris, reflecting the positive impact of the brand's capsule variants. PMI's share of the growing capsule segment, representing 17.3% of the total market, grew by 4.0 points to 74.3%.

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In Canada, estimated industry size, PMI cigarette shipment volume and market share performance are shown in the table below.

Canada Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	% / p.p.	2015	2014	% / p.p.
Total Cigarette Market (billion units)	6.9	6.9	(0.1)%	26.7	27.3	(2.3)%

PMI Shipments (million units)	2,502	2,585	(3.2)%	9,926	10,275	(3.4)%

PMI Cigarette Market Share
Belmont	3.4%	3.0%	0.4	3.3%	3.0%	0.3
Canadian Classics	9.8%	10.4%	(0.6)	10.3%	10.4%	(0.1)
Next	10.6%	10.1%	0.5	10.6%	10.6%	—
Others	12.3%	13.4%	(1.1)	13.1%	13.6%	(0.5)
Total	36.1%	36.9%	(0.8)	37.3%	37.6%	(0.3)

For the full year, the estimated total cigarette market decreased by 2.3%. Excluding the favorable impact of estimated competitors' trade inventory movements, the total market declined by 4.6%, mainly due to the impact of tax-driven price increases. The decrease in PMI's cigarette shipment volume was principally due to a lower estimated total market. PMI's market share was also negatively impacted by the above-mentioned estimated competitors' trade inventory movements.

In the quarter, the estimated total cigarette market was essentially flat. Excluding the favorable impact of estimated competitors' trade inventory movements, the total market declined by 4.1%, mainly due to the impact of tax-driven price increases. The decrease in PMI's cigarette shipment volume was principally due to the lower total market.

In Mexico, estimated industry size, PMI cigarette shipment volume and market share performance are shown in the table below.

Mexico Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2015	2014	% / p.p.	2015	2014	% / p.p.
Total Cigarette Market (billion units)	9.0	9.6	(6.2)%	33.6	33.5	0.4%

PMI Shipments (million units)	6,380	7,120	(10.4)%	23,246	23,861	(2.6)%

PMI Cigarette Market Share
Marlboro	50.3%	51.9%	(1.6)	48.1%	49.7%	(1.6)
Delicados	10.5%	11.5%	(1.0)	10.7%	11.1%	(0.4)
Benson & Hedges	4.5%	5.4%	(0.9)	4.6%	5.2%	(0.6)
Others	5.8%	5.6%	0.2	5.8%	5.3%	0.5
Total	71.1%	74.4%	(3.3)	69.2%	71.3%	(2.1)

For the full year, the estimated total cigarette market increased by 0.4%. Excluding the unfavorable impact of estimated trade inventory movements, the total market increased by 2.8%, primarily reflecting a lower prevalence of illicit trade. The decrease in PMI's cigarette shipment volume was mainly driven by: lower market share, mainly

- -26 -

due to Marlboro, reflecting adult smoker down-trading; and the timing of price increases by PMI's principal competitor in the first quarter of 2015; partly offset by gains for certain low price local trademark brands.

In the quarter, the estimated total cigarette market decreased by 6.2%. Excluding the unfavorable net impact of estimated trade inventory movements related to the different timing of price increases in 2014 and 2015, the total market increased by 2.2%, primarily reflecting a lower prevalence of illicit trade. The decrease in PMI's cigarette shipment volume was mainly driven by the lower market share, mainly due to the same dynamics as for the full year. PMI's market share was also negatively impacted by the above-mentioned estimated trade inventory movements.

Philip Morris International Inc. Profile
Philip Morris International Inc. (PMI) is the leading international tobacco company, with six of the world's top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI's products are sold in more than 180 markets. In 2015, the company held an estimated 15.6% share of the estimated total international cigarette market outside of the U.S., or 28.7% excluding the People's Republic of China and the U.S. For more information, see www.pmi.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of projected results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: significant increases in cigarette-related taxes; the imposition of discriminatory excise tax structures; fluctuations in customer inventory levels due to increases in product taxes and prices; increasing marketing and regulatory restrictions, often with the goal of reducing or preventing the use of tobacco products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize products that have the potential to reduce individual risk and population harm; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended September 30, 2015. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

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			Schedule 1
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended December 31,
($ in millions, except per share data)
(Unaudited)

	2015	2014	% Change
Net revenues	$18,371	$19,941	(7.9)%
Cost of sales	2,375	2,632	(9.8)%
Excise taxes on products (1)	11,979	12,744	(6.0)%
Gross profit	4,017	4,565	(12.0)%
Marketing, administration and research costs	2,028	1,975
Asset impairment and exit costs	68	32
Amortization of intangibles	20	26
Operating income (2)	1,901	2,532	(24.9)%
Interest expense, net	227	263
Earnings before income taxes	1,674	2,269	(26.2)%
Provision for income taxes	412	651	(36.7)%
Equity (income)/loss in unconsolidated subsidiaries, net	(36)	(31)
Net earnings	1,298	1,649	(21.3)%
Net earnings attributable to noncontrolling interests	49	37
Net earnings attributable to PMI	$1,249	$1,612	(22.5)%

Per share data (3):
Basic earnings per share	$0.80	$1.03	(22.3)%
Diluted earnings per share	$0.80	$1.03	(22.3)%

(1) The segment detail of excise taxes on products sold for the quarters ended December 31, 2015 and 2014 is shown on Schedule 2.

(2) PMI's management evaluates segment performance and allocates resources based on operating companies income, which PMI defines as operating income, excluding general corporate expenses and amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. The reconciliation from operating income to operating companies income is as follows:

	2015	2014	% Change
Operating Income	$1,901	$2,532	(24.9)%
Excluding:
- Amortization of Intangibles	20	26
- General corporate expenses (included in marketing, administration and research costs above)	47	35
Plus: Equity (income)/loss in unconsolidated subsidiaries, net	(36)	(31)
Operating Companies Income	$2,004	$2,624	(23.6)%

(3) Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the quarters ended December 31, 2015 and 2014 are shown on Schedule 4, Footnote 1.

						Schedule 2
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total

2015	Net Revenues (1)	$6,647	$4,420	$4,786	$2,518	$18,371
	Excise Taxes on Products	(4,713)	(2,703)	(2,867)	(1,696)	(11,979)
	Net Revenues excluding Excise Taxes	1,934	1,717	1,919	822	6,392

2014	Net Revenues	$7,181	$5,233	$4,740	$2,787	$19,941
	Excise Taxes on Products	(5,034)	(3,108)	(2,737)	(1,865)	(12,744)
	Net Revenues excluding Excise Taxes	2,147	2,125	2,003	922	7,197

Variance	Currency	(269)	(417)	(250)	(160)	(1,096)
	Acquisitions	—	—	—	—	—
	Operations	56	9	166	60	291
	Variance Total	(213)	(408)	(84)	(100)	(805)
	Variance Total (%)	(9.9)%	(19.2)%	(4.2)%	(10.8)%	(11.2)%

	Variance excluding Currency	56	9	166	60	291
	Variance excluding Currency (%)	2.6%	0.4%	8.3%	6.5%	4.0%

	Variance excluding Currency & Acquisitions	56	9	166	60	291
	Variance excluding Currency & Acquisitions (%)	2.6%	0.4%	8.3%	6.5%	4.0%

(1) 2015 Currency decreased net revenues as follows:
	European Union	$(929)
	EEMA	(1,241)
	Asia	(632)
	Latin America & Canada	(505)
		$(3,307)

						Schedule 3
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2015	$599	$704	$465	$236	$2,004
2014	870	885	573	296	2,624
% Change	(31.1)%	(20.5)%	(18.8)%	(20.3)%	(23.6)%

Reconciliation:
For the quarter ended December 31, 2014	$870	$885	$573	$296	$2,624

2014 Asset impairment and exit costs	18	2	11	1	32
2015 Asset impairment and exit costs	(68)	—	—	—	(68)

Acquired businesses	—	—	—	—	—
Currency	(125)	(115)	(90)	(63)	(393)
Operations	(96)	(68)	(29)	2	(191)
For the quarter ended December 31, 2015	$599	$704	$465	$236	$2,004

		Schedule 4
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Diluted Earnings Per Share
For the Quarters Ended December 31,
($ in millions, except per share data)
(Unaudited)

		Diluted
		E.P.S.

2015 Diluted Earnings Per Share		$0.80	(1)
2014 Diluted Earnings Per Share		$1.03	(1)
Change		$(0.23)
% Change		(22.3)%

Reconciliation:
2014 Diluted Earnings Per Share		$1.03	(1)

Special Items:
2014 Asset impairment and exit costs		—
2014 Tax items		—
2015 Asset impairment and exit costs		(0.03)
2015 Tax items		0.02

Currency		(0.18)
Interest		0.01
Change in tax rate		0.05
Impact of lower shares outstanding and share-based payments		(0.01)
Operations		(0.09)
2015 Diluted Earnings Per Share		$0.80	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	Q4 2015	Q4 2014

Net earnings attributable to PMI	$1,249	$1,612
Less distributed and undistributed earnings attributable
to share-based payment awards	4	8
Net earnings for basic and diluted EPS	$1,245	$1,604

Weighted-average shares for basic and diluted EPS	1,549	1,552

			Schedule 5
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Statements of Earnings
For the Years Ended December 31,
($ in millions, except per share data)
(Unaudited)

	2015	2014	% Change
Net revenues	$73,908	$80,106	(7.7)%
Cost of sales	9,365	10,436	(10.3)%
Excise taxes on products (1)	47,114	50,339	(6.4)%
Gross profit	17,429	19,331	(9.8)%
Marketing, administration and research costs	6,656	7,001
Asset impairment and exit costs	68	535
Amortization of intangibles	82	93
Operating income (2)	10,623	11,702	(9.2)%
Interest expense, net	1,008	1,052
Earnings before income taxes	9,615	10,650	(9.7)%
Provision for income taxes	2,688	3,097	(13.2)%
Equity (income)/loss in unconsolidated subsidiaries, net	(105)	(105)
Net earnings	7,032	7,658	(8.2)%
Net earnings attributable to noncontrolling interests	159	165
Net earnings attributable to PMI	$6,873	$7,493	(8.3)%

Per share data (3):
Basic earnings per share	$4.42	$4.76	(7.1)%
Diluted earnings per share	$4.42	$4.76	(7.1)%

(1) The segment detail of excise taxes on products sold for the years ended December 31, 2015 and 2014 is shown on Schedule 6.

(2) PMI's management evaluates segment performance and allocates resources based on operating companies income, which PMI defines as operating income, excluding general corporate expenses and amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. The reconciliation from operating income to operating companies income is as follows:

	2015	2014	% Change
Operating Income	$10,623	$11,702	(9.2)%
Excluding:
- Amortization of Intangibles	82	93
- General corporate expenses (included in marketing, administration and research costs above)	162	165
Plus: Equity (income)/loss in unconsolidated subsidiaries, net	(105)	(105)
Operating Companies Income	$10,972	$12,065	(9.1)%

(3) Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the years ended December 31, 2015 and 2014 are shown on Schedule 8, Footnote 1.

						Schedule 6
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Years Ended December 31,
($ in millions)
(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total

2015	Net Revenues (1)	$26,563	$18,328	$19,469	$9,548	$73,908
	Excise Taxes on Products	(18,495)	(10,964)	(11,266)	(6,389)	(47,114)
	Net Revenues excluding Excise Taxes	8,068	7,364	8,203	3,159	26,794

2014	Net Revenues	$30,517	$20,469	$19,255	$9,865	$80,106
	Excise Taxes on Products	(21,370)	(11,855)	(10,527)	(6,587)	(50,339)
	Net Revenues excluding Excise Taxes	9,147	8,614	8,728	3,278	29,767

Variance	Currency	(1,503)	(1,835)	(875)	(505)	(4,718)
	Acquisitions	11	1	—	4	16
	Operations	413	584	350	382	1,729
	Variance Total	(1,079)	(1,250)	(525)	(119)	(2,973)
	Variance Total (%)	(11.8)%	(14.5)%	(6.0)%	(3.6)%	(10.0)%

	Variance excluding Currency	424	585	350	386	1,745
	Variance excluding Currency (%)	4.6%	6.8%	4.0%	11.8%	5.9%

	Variance excluding Currency & Acquisitions	413	584	350	382	1,729
	Variance excluding Currency & Acquisitions (%)	4.5%	6.8%	4.0%	11.7%	5.8%

(1) 2015 Currency decreased net revenues as follows:
	European Union	$(4,980)
	EEMA	(4,958)
	Asia	(1,971)
	Latin America & Canada	(1,588)
		$(13,497)

					Schedule 7
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Years Ended December 31,
($ in millions)
(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2015	$3,576	$3,425	$2,886	$1,085	$10,972
2014	3,815	4,033	3,187	1,030	12,065
% Change	(6.3)%	(15.1)%	(9.4)%	5.3%	(9.1)%

Reconciliation:
For the year ended December 31, 2014	$3,815	$4,033	$3,187	$1,030	$12,065

2014 Asset impairment and exit costs	490	2	35	8	535
2015 Asset impairment and exit costs	(68)	—	—	—	(68)

Acquired businesses	(2)	(1)	—	3	—
Currency	(857)	(938)	(388)	(210)	(2,393)
Operations	198	329	52	254	833
For the year ended December 31, 2015	$3,576	$3,425	$2,886	$1,085	$10,972

		Schedule 8
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Diluted Earnings Per Share
For the Years Ended December 31,
($ in millions, except per share data)
(Unaudited)

		Diluted
		E.P.S.

2015 Diluted Earnings Per Share		$4.42	(1)
2014 Diluted Earnings Per Share		$4.76	(1)
Change		$(0.34)
% Change		(7.1)%

Reconciliation:
2014 Diluted Earnings Per Share		$4.76	(1)

Special Items:
2014 Asset impairment and exit costs		0.26
2014 Tax items		—
2015 Asset impairment and exit costs		(0.03)
2015 Tax items		0.03

Currency		(1.20)
Interest		(0.01)
Change in tax rate		0.04
Impact of lower shares outstanding and share-based payments		0.04
Operations		0.53
2015 Diluted Earnings Per Share		$4.42	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	YTD December 2015	YTD December 2014

Net earnings attributable to PMI	$6,873	$7,493
Less distributed and undistributed earnings attributable
to share-based payment awards	24	34
Net earnings for basic and diluted EPS	$6,849	$7,459

Weighted-average shares for basic and diluted EPS	1,549	1,566

			Schedule 9
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios)
(Unaudited)

	December 31,		December 31,
	2015		2014
Assets
Cash and cash equivalents	$3,417		$1,682
All other current assets	12,387		13,802
Property, plant and equipment, net	5,721		6,071
Goodwill	7,415		8,388
Other intangible assets, net	2,623		2,985
Investments in unconsolidated subsidiaries	890		1,083
Other assets	1,503		1,176
Total assets	$33,956		$35,187

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$825		$1,208
Current portion of long-term debt	2,405		1,318
All other current liabilities	12,156		12,586
Long-term debt	25,250		26,929
Deferred income taxes	1,543		1,549
Other long-term liabilities	3,253		2,800
Total liabilities	45,432		46,390

Total PMI stockholders' deficit	(13,244)		(12,629)
Noncontrolling interests	1,768		1,426
Total stockholders' deficit	(11,476)		(11,203)
Total liabilities and stockholders' (deficit) equity	$33,956		$35,187

Total debt	$28,480		$29,455
Total debt to Adjusted EBITDA	2.49	(1)	2.24	(1)
Net debt to Adjusted EBITDA	2.19	(1)	2.12	(1)

(1) For the calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA ratios, refer to Schedule 18.

													Schedule 10
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Currency and Acquisitions
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

2015								2014			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$6,647	$4,713	$1,934	$(269)	$2,203	$—	$2,203	European Union	$7,181	$5,034	$2,147	(9.9)%	2.6%	2.6%
4,420	2,703	1,717	(417)	2,134	—	2,134	EEMA	5,233	3,108	2,125	(19.2)%	0.4%	0.4%
4,786	2,867	1,919	(250)	2,169	—	2,169	Asia	4,740	2,737	2,003	(4.2)%	8.3%	8.3%
2,518	1,696	822	(160)	982	—	982	Latin America & Canada	2,787	1,865	922	(10.8)%	6.5%	6.5%

$18,371	$11,979	$6,392	$(1,096)	$7,488	$—	$7,488	PMI Total	$19,941	$12,744	$7,197	(11.2)%	4.0%	4.0%

2015								2014			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$599			$(125)	$724	$—	$724	European Union			$870	(31.1)%	(16.8)%	(16.8)%
704			(115)	819	—	819	EEMA			885	(20.5)%	(7.5)%	(7.5)%
465			(90)	555	—	555	Asia			573	(18.8)%	(3.1)%	(3.1)%
236			(63)	299	—	299	Latin America & Canada			296	(20.3)%	1.0%	1.0%

$2,004			$(393)	$2,397	$—	$2,397	PMI Total			$2,624	(23.6)%	(8.7)%	(8.7)%

													Schedule 11
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &
Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

2015								2014			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions

$599	$(68)	$667	$(125)	$792	$—	$792	European Union	$870	$(18)	$888	(24.9)%	(10.8)%	(10.8)%
704	—	704	(115)	819	—	819	EEMA	885	(2)	887	(20.6)%	(7.7)%	(7.7)%
465	—	465	(90)	555	—	555	Asia	573	(11)	584	(20.4)%	(5.0)%	(5.0)%
236	—	236	(63)	299	—	299	Latin America & Canada	296	(1)	297	(20.5)%	0.7%	0.7%

$2,004	$(68)	$2,072	$(393)	$2,465	$—	$2,465	PMI Total	$2,624	$(32)	$2,656	(22.0)%	(7.2)%	(7.2)%

2015								2014				% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions

$792	$2,203	36.0%		$792	$2,203	36.0%	European Union	$888	$2,147	41.4%		(5.4)	(5.4)
819	2,134	38.4%		819	2,134	38.4%	EEMA	887	2,125	41.7%		(3.3)	(3.3)
555	2,169	25.6%		555	2,169	25.6%	Asia	584	2,003	29.2%		(3.6)	(3.6)
299	982	30.4%		299	982	30.4%	Latin America & Canada	297	922	32.2%		(1.8)	(1.8)

$2,465	$7,488	32.9%		$2,465	$7,488	32.9%	PMI Total	$2,656	$7,197	36.9%		(4.0)	(4.0)

(1) For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 10.

			Schedule 12
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency
For the Quarters Ended December 31,
(Unaudited)

	2015	2014	% Change

Reported Diluted EPS	$0.80	$1.03	(22.3)%

Adjustments:
Asset impairment and exit costs	0.03	—
Tax items	(0.02)	—

Adjusted Diluted EPS	$0.81	$1.03	(21.4)%

Less:
Currency impact	(0.18)

Adjusted Diluted EPS, excluding Currency	$0.99	$1.03	(3.9)%

				Schedule 13
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency
For the Quarters Ended December 31,
(Unaudited)

	2015	2014	% Change

Reported Diluted EPS	$0.80	$1.03	(22.3)%

Less:
Currency impact	(0.18)

Reported Diluted EPS, excluding Currency	$0.98	$1.03	(4.9)%

													Schedule 14
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Currency and Acquisitions
For the Years Ended December 31,
($ in millions)
(Unaudited)

2015								2014			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$26,563	$18,495	$8,068	$(1,503)	$9,571	$11	$9,560	European Union	$30,517	$21,370	$9,147	(11.8)%	4.6%	4.5%
18,328	10,964	7,364	(1,835)	9,199	1	9,198	EEMA	20,469	11,855	8,614	(14.5)%	6.8%	6.8%
19,469	11,266	8,203	(875)	9,078	—	9,078	Asia	19,255	10,527	8,728	(6.0)%	4.0%	4.0%
9,548	6,389	3,159	(505)	3,664	4	3,660	Latin America & Canada	9,865	6,587	3,278	(3.6)%	11.8%	11.7%

$73,908	$47,114	$26,794	$(4,718)	$31,512	$16	$31,496	PMI Total	$80,106	$50,339	$29,767	(10.0)%	5.9%	5.8%

2015								2014			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$3,576			$(857)	$4,433	$(2)	$4,435	European Union			$3,815	(6.3)%	16.2%	16.3%
3,425			(938)	4,363	(1)	4,364	EEMA			4,033	(15.1)%	8.2%	8.2%
2,886			(388)	3,274	—	3,274	Asia			3,187	(9.4)%	2.7%	2.7%
1,085			(210)	1,295	3	1,292	Latin America & Canada			1,030	5.3%	25.7%	25.4%

$10,972			$(2,393)	$13,365	$—	$13,365	PMI Total			$12,065	(9.1)%	10.8%	10.8%

													Schedule 15
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &
Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions
For the Years Ended December 31,
($ in millions)
(Unaudited)

2015								2014			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions

$3,576	$(68)	$3,644	$(857)	$4,501	$(2)	$4,503	European Union	$3,815	$(490)	$4,305	(15.4)%	4.6%	4.6%
3,425	—	3,425	(938)	4,363	(1)	4,364	EEMA	4,033	(2)	4,035	(15.1)%	8.1%	8.2%
2,886	—	2,886	(388)	3,274	—	3,274	Asia	3,187	(35)	3,222	(10.4)%	1.6%	1.6%
1,085	—	1,085	(210)	1,295	3	1,292	Latin America & Canada	1,030	(8)	1,038	4.5%	24.8%	24.5%

$10,972	$(68)	$11,040	$(2,393)	$13,433	$—	$13,433	PMI Total	$12,065	$(535)	$12,600	(12.4)%	6.6%	6.6%

2015								2014				% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions

$4,501	$9,571	47.0%		$4,503	$9,560	47.1%	European Union	$4,305	$9,147	47.1%		(0.1)	—
4,363	9,199	47.4%		4,364	9,198	47.4%	EEMA	4,035	8,614	46.8%		0.6	0.6
3,274	9,078	36.1%		3,274	9,078	36.1%	Asia	3,222	8,728	36.9%		(0.8)	(0.8)
1,295	3,664	35.3%		1,292	3,660	35.3%	Latin America & Canada	1,038	3,278	31.7%		3.6	3.6

$13,433	$31,512	42.6%		$13,433	$31,496	42.6%	PMI Total	$12,600	$29,767	42.3%		0.3	0.3

(1) For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 14.

			Schedule 16
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency
For the Years Ended December 31,
(Unaudited)

	2015	2014	% Change

Reported Diluted EPS	$4.42	$4.76	(7.1)%

Adjustments:
Asset impairment and exit costs	0.03	0.26
Tax items	(0.03)	—

Adjusted Diluted EPS	$4.42	$5.02	(12.0)%

Less:
Currency impact	(1.20)

Adjusted Diluted EPS, excluding Currency	$5.62	$5.02	12.0%

				Schedule 17
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency
For the Years Ended December 31,
(Unaudited)

	2015	2014	% Change

Reported Diluted EPS	$4.42	$4.76	(7.1)%

Less:
Currency impact	(1.20)

Reported Diluted EPS, excluding Currency	$5.62	$4.76	18.1%

		Schedule 18
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
($ in millions, except ratios)
(Unaudited)

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2015	2014

Earnings before income taxes	$9,615	$10,650
Interest expense, net	1,008	1,052
Depreciation and amortization	754	889
Extraordinary, unusual or non-recurring expenses, net (1)	68	535
Adjusted EBITDA	$11,445	$13,126

	December 31,	December 31,
	2015	2014

Short-term borrowings	$825	$1,208
Current portion of long-term debt	2,405	1,318
Long-term debt	25,250	26,929
Total Debt	$28,480	$29,455
Less: Cash and cash equivalents	3,417	1,682
Net Debt	$25,063	$27,773

Ratios
Total Debt to Adjusted EBITDA	2.49	2.24
Net Debt to Adjusted EBITDA	2.19	2.12

(1) Asset Impairment and Exit Costs at Operating Income level.

						Schedule 19
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Free Cash Flow and Free Cash Flow, excluding Currency
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
For the Quarters and Years Ended December 31,
($ in millions)
(Unaudited)

	For the Quarters Ended			For the Years Ended
	December 31,			December 31,
	2015	2014	% Change	2015	2014	% Change

Net cash provided by operating activities(a)	$1,872	$1,354	38.3%	$7,865	$7,739	1.6%

Less:
Capital expenditures	324	349		960	1,153

Free cash flow	$1,548	$1,005	54.0%	$6,905	$6,586	4.8%

Less:
Currency impact	(187)			(1,996)

Free cash flow, excluding currency	$1,735	$1,005	72.6%	$8,901	$6,586	35.2%

	For the Quarters Ended			For the Years Ended
	December 31,			December 31,
	2015	2014	% Change	2015	2014	% Change

Net cash provided by operating activities(a)	$1,872	$1,354	38.3%	$7,865	$7,739	1.6%

Less:
Currency impact	(246)			(2,170)
Net cash provided by operating activities, excluding currency	$2,118	$1,354	56.4%	$10,035	$7,739	29.7%

(a) Operating cash flow.